Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Equitable Financial Corp. (the Company) of our report dated September 23, 2015, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion), appearing in the Annual Report on Form 10-K of Equitable Financial Corp. for the year ended June 30, 2016.

December 23, 2016